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Exhibit 10.12

The 2006 Officer's
Variable Compensation Plan

        Purpose    The Coherent Variable Compensation Plan (VCP) promotes the growth and profitability of the Company. It provides incentive compensation in line with targeted market rates to our Officers who are critical to the successful development and attainment of the Company's business objectives. The VCP program acknowledges the important leadership role that the Officers play in the development, execution and attainment of business objectives

        Background    The Program was established by Coherent in the early 1980's to provide short term cash performance incentives to the Officers in keeping with the elements of the Company's total compensation plans. The Plan has been revised a number of times since its inception and may continue to be revised, as business conditions warrant, to ensure that it remains fair and consistent in its application. The Plan is designed to deliver incentives that are competitive with those received by executives at comparable companies in the marketplace. Its primary objectives are to encourage a high level of performance against business objectives on the part of participants. The Officers' version of the Plan is administered separately from that of the general employee population

        Plan Administration & Award Funding    The Officers' Plan is administered by the Company's Compensation Committee of the Board. The administration and interpretation of the application of the plan by the Compensation Committee shall be final, conclusive and binding upon all participants. The Corporation's approved fiscal budget determines the performance targets for the fiscal period. Should extraordinary business conditions warrant it, the Committee has the ability to recommend to the Board that it modify the payments made under the Plan. The fiscal impact absorbed by the Corporation due to the new stock option expensing regulations will not be included in calculations to determine awards during the 2006 plan year.

        Award Eligibility    Participation in the Officer's Program is limited to elected Officers of the Corporation.

        Individual VCP Rates    Officers are assigned a targeted VCP bonus rate reflective of their position within the Company as supported in the marketplace. The percentage is the targeted bonus rate for a particular Officer's position based upon competitive market data. It is expressed as a percentage of base salary. For example, if our compensation survey data indicates that a particular Officer's position, in comparable companies, is eligible for a targeted incentive representing 50% of the Officer's base salary, then we set our VCP rate at the 50% target rate for that particular Officer.

        Evaluation of Performance    Coherent has established Corporate standards of performance for the fiscal year that includes measures of profit and revenue budgeted goals. If these goals are attained, the Officer incentive plan would be fully funded to deliver the targeted market incentives to participants. Pre-established profit and revenue thresholds must be obtained in order for the Company to begin to establish a quarterly performance bonus pool. The thresholds are 90% of the quarterly revenue budget and 90% of the quarterly profit budget. If the Company does not reach both its established minimal profit and revenue performance thresholds for any given quarter then it will not distribute bonuses under the plan.

[*] = CERTAIN INFORMATION ON THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        Performance Modifiers    The overall performance of the Company is further evaluated on the magnitude of achievement compared to its established quarterly Revenue and Profit goals. Performance against these goals will serve to further modify the size of the quarterly incentive payments. The rating scales for these modifiers are illustrated as follows:

  •
  REVENUE RATING    Rewards improving sales growth. At the end of each fiscal quarter the Company's actual revenue performance is compared to the established targets and a modifier is assigned in keeping with the following table:

REVENUE MODIFIER SCALE

% of Target	Revenue Modifier
[*]	[*]

  •
  CORPORATE PERFORMANCE INDEX (CPI)    A final overarching Corporate standard of performance is based upon Coherent's delivering an established targeted pre-tax profit percentage of revenue (known as PBIT) each fiscal quarter. The relationship between actual quarterly PBIT percentage results and the established revenue target is referred to as the Corporate Performance Index (CPI). For the purposes of this fiscal year ("06), a "Base PBIT Target" has been set at [*]% of revenue for all revenue up to 100% of Plan for any given quarter. Revenues that are in excess of the quarterly target are expected to yield increased profits and as a result the CPI Target will be subject to the following scale:

CPI TARGET SCALE

% Revenue Attained	CPI Target
[*]	[*]

        The CPI concept is applied to the Variable Compensation Plan in order to emphasize that Coherent's ability to deliver competitive incentives is directly dependent upon the Corporation's overall financial performance.

        Company    For the purposes of the Officer's VCP program, "Company" refers to all of Coherent's worldwide operations.

[*] = CERTAIN INFORMATION ON THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        Award Frequency    The VCP awards are determined at the end of each fiscal quarter, based on the performance of the Company. The awards are generally paid within thirty (30) days of the close of the quarter.

        Incentive Cap    The employee incentive is capped on a quarterly basis at 150% of the individual's VCP participation rate.

        A participant's quarterly incentive is determined by the following factors:

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  The performance of the overall Company in any given quarter.

  •
  The participant's salary and their respective VCP participation rate.

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  Exhibit 10.12
The 2006 Officer's Variable Compensation Plan